ASSET PURCHASE AGREEMENT

                                     between

                               ATRION CORPORATION

                                       and

                         MIDCOAST ENERGY RESOURCES, INC.

                                TABLE OF CONTENTS


1.       DEFINITIONS..................................................  1

2.       PURCHASE AND SALE............................................  4

3.       PURCHASE PRICE; PAYMENT......................................  4
         (a)      Purchase Price......................................  4
         (b)      Consolidated Net Book Value Determination...........  5
         (c)      Adjustment to Purchase Price........................  7
         (d)      Contingent Deferred Purchase Price..................  7

4.       REPRESENTATIONS AND WARRANTIES AS TO SELLER..................  8
         (a)      Organization and Existence..........................  8
         (b)      Approvals...........................................  8
         (c)      Consents............................................  8
         (d)      No Violation........................................  8
         (e)      Validity and Binding Effect.........................  9
         (f)      Shares..............................................  9
         (g)      No Brokers..........................................  9
         (h)      Public Utility Holding Company Act..................  9

5.       REPRESENTATIONS AND WARRANTIES AS TO SUBSIDIARIES............  9
         (a)      Organization and Existence..........................  9
         (b)      Capitalization...................................... 10
         (c)      No Violation........................................ 10
         (d)      Financial Statements................................ 10
         (e)      Taxes............................................... 11
         (f)      Title to Properties................................. 11
         (g) Gas Purchase Contracts, Gas Sales Contracts, Gas Storage Contracts and Gas Transportation Agreements
                   ................................................... 12
         (h)      No Leases........................................... 12
         (i)      No Defaults......................................... 12
         (j)      Compliance with Applicable Law...................... 12
         (k)      Insurance........................................... 13
         (l)      Litigation.......................................... 13
         (m)      Employee Matters.................................... 13
         (n)      Patents, Copyrights, Trademarks, Etc................ 14
         (o)      Employee Benefit Plans.............................. 14
         (p)      Environmental Matters............................... 14
         (q)      Real Property....................................... 15
         (r)      Changes............................................. 15
         (s)      Tariffs............................................. 16

         (t)      Material Misstatements or Omissions................. 16
         (u)      Assets Owned........................................ 16
         (v)      No Partnership...................................... 17
         (w)      No Customer Curtailments............................ 17
         (x)      Gas Imbalances...................................... 17


6.       BUYER'S REPRESENTATIONS AND WARRANTIES....................... 17
         (a)      Organization and Existence.......................... 17
         (b)      Approvals........................................... 17
         (c)      Consents............................................ 17
         (d)      No Violation........................................ 17
         (e)      Validity and Binding Effect......................... 18
         (f)      Financial Wherewithal............................... 18
         (g)      No Brokers.......................................... 18
         (h)      Material Misstatements or Omissions................. 18
         (i)      Investment Representation........................... 18

7.       COVENANTS.................................................... 19
         (a)      Seller's Covenants.................................. 19
         (b)      Certain Restructurings.............................. 20
         (c)      Audited Financial Statements........................ 21
         (d)      Schedules........................................... 22
         (e)      Fulfillment of Conditions........................... 22
         (f)      Stockholder Approval................................ 22

8.       CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS TO CLOSE......... 22
         (a)      Representations and Warranties...................... 22
         (b)      Covenants........................................... 22
         (c)      Legal Opinion....................................... 23
         (d)      Deliveries of Consents.............................. 23
         (e)      No Litigation....................................... 23
         (f)      No Material Adverse Change.......................... 23
         (g)      Officers' Certificates.............................. 23
         (h)      Regulatory Approvals................................ 23
         (i)      Resignations........................................ 23
         (j)      Stockholder Approval................................ 23

9.       CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE......... 23
         (a)      Representations and Warranties...................... 24
         (b)      Covenants........................................... 24
         (c)      Legal Opinion....................................... 24
         (d)      No Litigation....................................... 24
         (e)      Officer's Certificate............................... 24
         (f)      Regulatory Approvals................................ 24

         (g)      Stockholder Approval................................ 24

10.      CLOSING...................................................... 24

11.      TRANSACTIONS AT CLOSING...................................... 25
         (a)      Deliveries By the Sellers to the Buyer.............. 25
         (b)      Deliveries by the Buyer to the Sellers.............. 25
         (c)      Deliveries by the Seller, Buyer and Subsidiaries.... 26

12.      TERMINATION RIGHTS........................................... 26
         (a)      Termination......................................... 26
         (b)      Effect of Termination............................... 26


13.      INDEMNITY.................................................... 27
         (a)      By the Seller....................................... 27
         (b)      By Buyer............................................ 27
         (c)      Limitations......................................... 27
         (d)      Indemnification Procedure........................... 28
         (e)      Attorneys Fees...................................... 29
         (f)      Insurance........................................... 29
         (g)      Exclusive Remedy.................................... 29

14.      SPECIFIC PERFORMANCE......................................... 29

15.      PUBLIC ANNOUNCEMENTS......................................... 30

16.      POST-CLOSING COVENANTS....................................... 30
         (a)      Necessary Action.................................... 30
         (b)      Access To Books and Records......................... 30
         (c)      Rights of Way....................................... 30
         (d)      Severance Policy.................................... 30
         (e)      Office Space........................................ 31
         (f)      Guaranteed Obligations.............................. 31
         (g)      Special Account..................................... 31
         (h)      Termination of Gas Contract......................... 32

17.      TAXES........................................................ 33
         (a)      Obligations Regarding Taxes......................... 33
         (b)      Section 338(h)(10) Election......................... 33

18.      ARBITRATION.................................................. 34

19.      CASUALTY LOSSES.............................................. 35

20.      PROHIBITED ACTIVITIES OF SELLER.............................. 35

21.      MISCELLANEOUS................................................ 36
         (a)      Notices............................................. 36
         (b)      Binding Effect...................................... 36
         (c)      Expenses............................................ 37
         (d)      Merger.............................................. 37
         (e)      Waiver.............................................. 37
         (f)      Counterpart Execution............................... 37
         (g)      Governing Law....................................... 37
         (h)      Survival of Warranties, Representations, and
                  Agreements.......................................... 37
         (i)      Including........................................... 38
         (j)      Gender.............................................. 38
         (k)      Captions............................................ 38
         (l)      Knowledge Defined................................... 38
         (m)      Schedules........................................... 38
         (n)      Further Assurances.................................. 38
         (o)      Severability........................................ 38
         (p)      No Third Party Beneficiary.......................... 38

                            ASSET PURCHASE AGREEMENT



ASSET PURCHASE AGREEMENT made this ___ day of ___________, 1997, by and between ATRION CORPORATION and MIDCOAST ENERGY RESOURCES, INC.


                              W I T N E S S E T H:


WHEREAS, the Seller is the owner of all of the issued and outstanding capital stock of the Subsidiaries;

WHEREAS, each of ATNG and TRIGAS is engaged in the business of owning and operating natural gas pipelines and ATEMCO is engaged in the business of natural gas marketing (each Subsidiary's business as described being hereinafter referred to as the "Business" and the Subsidiaries' businesses being sometimes hereinafter referred to, collectively, as the "Businesses"); and

WHEREAS, the Seller desires to sell the Shares to the Buyer, and the Buyer desires to purchase the Shares from the Seller, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

1. DEFINITIONS. The following terms, wherever used in this Agreement, shall have the respective meanings indicated below:

(a) "Actual Value" means the Consolidated Net Book Value as determined in accordance with Section 3(b)(iii)(C).

(b)      "Agreement" means this Stock Purchase Agreement.

(c)      "ATEMCO" means AlaTenn Energy Marketing Company, Inc., an
Alabama corporation.

(d)      "ATNG " means Alabama-Tennessee Natural Gas Company, an
Alabama corporation.

(e) "Business" or "Businesses" shall have the meaning described in the recitals to this Agreement.

(f) "Buyer" means Midcoast Energy Resources, Inc., a Nevada corporation.

(g)      "Buyer's Value" shall have the meaning set forth in Section
3(b)(ii).

(h) "Closing" means the closing of the purchase and sale of the Shares as described in Section 10.

(i)      "Closing Date" means the date of Closing as provided in
Section 10.

(j) "Closing Date Balance Sheet" means the Draft Closing Date Balance Sheet together with any revisions thereto as described in Section 3(b).

(k) "Code" shall mean the Internal Revenue Code of 1986, as amended.

(l) "Consolidated Net Book Value" shall mean the consolidated net book value of the Subsidiaries as of the Closing Date as reflected in the Closing Date Balance Sheet.

(m) "Contingent Deferred Purchase Price" shall have the meaning set forth in Section 3(d).

(n) "Contracts" means any and all contracts, leases, commitments, licenses, permits and other agreements of the Subsidiaries.

(o)      "Contract Year" shall have the meaning set forth in Section
3(d).

(p) "Damages" means all debts, obligations, losses, costs of defense, damages, liabilities, claims, judgments, awards, settlements, taxes, penalties, assessments, and other costs and expenses (including attorneys fees as provided in Section 13(e) and any prejudgment interest in any litigated or arbitrated matter) which may be incurred, made or levied against the Subsidiaries, or any of them, the Buyer or the Seller; provided, however, that such term shall not include any special, punitive, exemplary, consequential or indirect damages, except that it shall include damages for lost profits which flow as a direct result of the loss and, provided further, that each of the parties shall have a duty to exercise reasonable diligence and ordinary care in attempting to minimize all such damages as would a person of ordinary prudence under the same or similar circumstances.

(q) "Draft Closing Date Balance Sheet" shall have the meaning set forth in Section 3(b)(i).

(r)      "ERISA" means the Employee Retirement Income Security Act of
1974, as amended.

(s)      "Escrow Agent" means Mercantile Bank, N.A.

(t) "Escrow Deposit" means the cash and other property held by the Escrow Agent pursuant to the Escrow Agreement among the Escrow Agent, the Seller and the Buyer executed contemporaneously herewith.

(u)      "FERC" means the Federal Energy Regulatory Commission.

(v)      "Fiduciary Out" shall have the meaning set forth in Section
12.

(w) "Financial Statements" means the unaudited financial statements of the Subsidiaries (including balance sheets and statements of income and expense) for the calendar years ended December 31, 1994, December 31, 1995 and December 31, 1996.

(x)      "HSR Act" refers to the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, as amended.

(y) "Hazardous Substances" means asbestos, any other substance, product, chemical or chemical byproduct, waste or material defined, or regulated or designated as hazardous, toxic or dangerous by any federal, state or local statute, regulation or ordinance presently in effect or that may be promulgated in the future, as such statutes, regulations and ordinances may be amended from time to time.

(z) "Indemnification Claim" means any claim, demand, action, lawsuit, proceeding, event or condition with respect to which a claim for indemnification may be made pursuant to Section 13.

(aa)     "Indemnification Payments" shall have the meaning set forth in
Section 13(a).

(bb) "Material Adverse Effect" means an adverse effect which would result in Damages in the aggregate amount of Fifteen Thousand Dollars ($15,000) or more.

(cc)     "Original Value" shall have the meaning set forth in Section
3(b)(iii)(C).

(dd) "Plans" means all "employee benefit plans" (as such term is defined in Section 3(3) of ERISA) sponsored or maintained by any of the Subsidiaries on the date of execution of this Agreement.

(ee) "Preliminary Purchase Price" means Thirty-Nine Million Three Hundred Seventy-Three Thousand Dollars ($39,373,000).

(ff)     "Pro Rata" shall have meaning set forth in Section 3(d).

(gg)     "Public Announcements" shall have the meaning set forth in
Section 15.

(hh) "Purchase Price" means the Preliminary Purchase Price adjusted pursuant to Sections 3(b) and 3(c).

(ii) "Section 338(h)(10) Election" means a joint election under Code Section 338(h)(10) with respect to the purchase of the Shares pursuant to this Agreement.

(jj)     "Seller" means Atrion Corporation, a Delaware corporation.

(kk) "Shares" means all of the shares of capital stock of the Subsidiaries.

(ll)     "Subsidiary" or "Subsidiaries" means ATNG, TRIGAS and  ATEMCO.

(mm) "Third Party Claim" means an Indemnification Claim involving a claim, demand, action, lawsuit or proceeding by a third party.

(nn) "TRIGAS" means Tennessee River Intrastate Gas Company, an Alabama corporation.

2. PURCHASE AND SALE. Subject to the terms and conditions set forth in this Agreement and based upon the representations and warranties made herein, at the Closing, the Seller shall sell, assign and deliver the Shares to the Buyer and the Buyer shall purchase and acquire the Shares from the Seller.

3.       PURCHASE PRICE; PAYMENT.

(a) PURCHASE PRICE. The purchase price for the Shares shall be the Preliminary Purchase Price, as adjusted in the manner provided in Sections 3(b) and 3(c) below, plus the Contingent Deferred Purchase Price as described in Section 3(d) below. At Closing, Buyer shall pay the Seller the Preliminary Purchase Price less the Escrow Deposit, in cash, by wire transfer to an account designated by the Seller. Contemporaneously herewith, the Buyer has deposited with Escrow Agent the sum of Two Million Dollars ($2,000,000). The parties agree to cause the Escrow Agent to pay the Escrow Deposit, by wire transfer to an account designated by the applicable party, on the following basis:

         (i) if the Closing occurs, the Escrow Deposit shall be paid to the Seller at Closing as part of the Purchase Price;

         (ii) if the Closing does not occur due to the failure of one or more conditions precedent in Section 8 hereof to be satisfied and the Buyer terminates this Agreement pursuant to Section 12(a)(ii)(A) or 12 (a)(ii)(B) hereof, then the Escrow Deposit shall be paid to the Buyer within three (3) business days following termination;

         (iii) if the Closing does not occur due to a termination of this Agreement which results from the exercise by the Seller of the Fiduciary Out or the failure of the stockholders of the Seller to approve this Agreement at a meeting of the stockholders held to consider such approval, then the Escrow Deposit shall be paid to the Buyer within three (3) business days following termination;

         (iv) if the Closing does not occur due to the failure of one or more conditions precedent in Sections 9(a), (b), (c) or (e) hereof to be satisfied or, with respect to Section 9(d), the failure of said condition to be satisfied on account of an action brought by a creditor or stockholder of the Buyer, and this Agreement is terminated by the Seller pursuant to Section 12(a)(ii)(A) or 12(a)(ii)(B) hereof, then the Escrow Deposit shall be paid to the Seller within three (3) business days following termination;

         (v) if the Closing does not occur by July 3, 1997 and this Agreement is terminated by either the Seller or the Buyer pursuant to Section 12(a)(ii)(B) hereof for any reason whatsoever other than due to the failure of one or more conditions precedent in Sections

9(a), (b), (c) or (e) hereof, or, with respect to Section 9(d), other than due to the failure of said condition to be satisfied on account of an action brought by a creditor or stockholder of the Buyer, then the Escrow Deposit shall be paid to the Buyer within three (3) business days following termination; or

         (vi) if the Closing does not occur due to the Buyer's termination of this Agreement pursuant to Section 19 hereof, then the Escrow Deposit shall be paid to the Buyer within three (3) business days following termination.

         (vii) Notwithstanding Sections 3(a)(i) through (vi) above, to the extent the Escrow Deposit exceeds Two Million Dollars ($2,000,000), such excess shall be the property of and be paid to the Buyer at Closing or, if Closing does not occur, within three (3) business days following termination of this Agreement.

(b)      CONSOLIDATED NET BOOK VALUE DETERMINATION.

         (i) Within forty-five (45) days after the Closing Date, the Seller shall prepare and deliver to the Buyer a draft consolidated balance sheet for the Subsidiaries as of 9:00 a.m. Central Time on the Closing Date (the "Draft Closing Date Balance Sheet"). The Seller will prepare the Draft Closing Date Balance Sheet in accordance with generally accepted accounting principles applied on a basis consistent with the preparation of the pro forma balance sheet attached hereto as Exhibit A utilizing the same adjustments used in preparing said attached pro forma balance sheet including the removal of all prepaid insurance amounts.

         (ii) If the Buyer has any objections to the Draft Closing Date Balance Sheet, it shall deliver a detailed statement describing its objections to the Seller within thirty (30) days after receiving the Draft Closing Date Balance Sheet and including therein the Buyer's calculation of Consolidated Net Book Value (the "Buyer's Value"). The Buyer and the Seller shall use reasonable efforts to resolve any such objections themselves. If the parties do not obtain a final resolution within thirty (30) days after the Seller has received the statement of objections, however, the Buyer and the Seller shall select an accounting firm mutually acceptable to them which shall resolve any remaining objections. If the Buyer and the Seller are unable to agree on the choice of an accounting firm, they shall select a nationally-recognized accounting firm by lot (after excluding their respective regular outside accounting firms). The determinations made by the accounting firm so selected shall be set forth in writing and shall be conclusive and binding upon the parties. The Seller shall revise the Draft Closing Date Balance Sheet as appropriate to reflect the resolution of any objections thereto pursuant to this Section 3(b).

         (iii) In the event the parties submit any unresolved objections to an accounting firm for resolution as provided in Section 3(b)(ii) above, the Buyer and the Seller shall share responsibility for the fees and expenses of the accounting firm as follows:

         (A) if the accounting firm resolves all of the remaining objections in favor of the Buyer, the Seller shall be responsible for all of the fees and expenses of the accounting firm;

         (B) if the accounting firm resolves all of the remaining objections in favor of the Seller, the Buyer shall be responsible for all of the fees and expenses of the accounting firm; and

         (C) if the accounting firm resolves some of the remaining objections in favor of the Buyer and the rest of the remaining objections in favor of the Seller (the Consolidated Net Book Value so determined shall be referred to herein as the "Actual Value"), the Seller shall be responsible for that fraction of the fees and expenses of the accounting firm equal to (x) the difference between the consolidated net book value of the Subsidiaries reflected in the Draft Closing Date Balance Sheet (the "Original Value") and the Actual Value over
                  (y) the difference between the Original Value and the Buyer's Value, and the Buyer shall be responsible for the remainder of the fees and expenses.

         (iv) The Buyer shall make the books, records and financial staff of the Subsidiaries available to the Seller and its accountants and other representatives and shall generally cooperate with Seller in the preparation of the Draft Closing Date Balance Sheet, and the Seller will make the work papers and backup materials used in preparing the Draft Closing Date Balance Sheet available to the Buyer and its accountants and other representatives, in each case at reasonable times and upon reasonable notice at any time during (A) the preparation by the Seller of the Draft Closing Date Balance Sheet, (B) the review by the Buyer of the Draft Closing Date Balance Sheet and (C) the resolution by the parties of any objections thereto.

(c) ADJUSTMENT TO PURCHASE PRICE. The Purchase Price shall be adjusted as follows:

         (i) If the Consolidated Net Book Value, as finally determined pursuant to Section 3(b) above, exceeds Fourteen Million Four Hundred Thirty-Six Thousand Dollars ($14,436,000), upward by an amount equal to such excess;

         (ii) If the Consolidated Net Book Value, as finally determined pursuant to Section 3(b) above, is less than Fourteen Million Four Hundred Thirty-Six Thousand Dollars ($14,436,000), downward by an amount equal to such deficiency;

         (iii) Downward by the amount of a casualty loss to physical assets of the Subsidiaries suffered through the Closing Date, as to which the insurance proceeds or other rights of Seller against third parties arising from such casualty are not assignable to Buyer; as provided in
         Section 19 of this Agreement;

         (iv) Downward by any excess of (A) the amount of liabilities reflected on the pro forma balance sheet attached hereto as Exhibit A which are relieved and taken into income by Seller for the period from December 31, 1996 to the Closing Date, reduced by the federal and state income tax liability associated therewith, over (B) One Hundred Fifty Thousand Dollars ($150,000); and

         (v) Downward by the product of Thirteen Thousand Dollars ($13,000) and the number of days, if any, which elapses from the later of (A) May 19, 1997 and (B) the first date on which all of the conditions set forth in Sections 9(a), (b), (c), (e) and the first sentence of Section 9(d) are satisfied, to the Closing Date.

The net amount owing by Buyer to Seller or by Seller to Buyer, as applicable by reason of such adjustments to the Preliminary Purchase Price shall be paid in immediately available funds by wire transfer or other means within three (3) business days after such determinations have been made.

(d) CONTINGENT DEFERRED PURCHASE PRICE. The Contingent Deferred Purchase Price, up to a maximum of Two Million Dollars
($2,000,000), shall be paid as provided on Schedule 3(d).

4. REPRESENTATIONS AND WARRANTIES AS TO SELLER. The Seller hereby represents and warrants to the Buyer as of the date hereof as follows:

(a) ORGANIZATION AND EXISTENCE. The Seller is a corporation, duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to enter into and perform its obligations under this Agreement. Seller is duly qualified to do business and is in good standing in all jurisdictions where the nature of properties owned or leased by the Seller or the activities conducted by the Seller make such qualification necessary except where a failure to be so qualified would not have a Material Adverse Effect on the operations, assets or financial condition of the Seller or any of the Subsidiaries, individually or collectively.

(b) APPROVALS. Subject to stockholder approval, if necessary, the Seller's execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate and other action and no further corporate or other action is necessary on the part of the Seller for it to execute and deliver this Agreement and to consummate and perform its obligations hereunder.

(c) CONSENTS. Except as set forth in Schedule 4(c) of the Disclosure Schedule delivered contemporaneously herewith (the "Disclosure Schedule"), no consent, approval or authorization of, or the making of any declaration or filing with, any governmental authority or any other person is necessary in connection with the execution, delivery or performance by the Seller of this Agreement (other than pursuant to the HSR Act), except such consents, approvals, authorizations, declarations and filings which, if not obtained or made, would not prevent or impede the consummation of the transactions contemplated hereby or have a Material Adverse Effect on the operations, assets or financial condition of the Buyer or any of the Subsidiaries, individually or collectively.

(d) NO VIOLATION. Except as set forth in Schedule 4(d) of the Disclosure Schedule, neither the execution and delivery of this

Agreement by the Seller nor the fulfillment of or compliance with the terms or provisions hereof will: (i) violate or conflict with any provision of the Articles of Incorporation or Bylaws of the Seller, (ii) conflict with, result in any breach or violation of, constitute a default under, give rise to a right of termination, cancellation or acceleration under or result in the creation of any lien, security interest or loss of a benefit under any contract or other agreement, mortgage, lease, license or other instrument or obligation to which the Seller is a party or by which it or any of its assets is bound, except where such conflicts, breaches, violations, defaults, terminations or other events would not, individually or in the aggregate, prevent or impede the consummation of the transactions contemplated hereby; or (iii) result in the violation of any provision of any applicable law, rule, regulation or ordinance or any order, decree, writ or injunction of any court, administrative agency or governmental authority by which the Seller is bound, except where such violations would not prevent or impede the consummation of the transactions contemplated hereby.

(e) VALIDITY AND BINDING EFFECT. This Agreement has been duly executed and delivered on behalf of the Seller and, assuming the valid and binding execution of this Agreement by the Buyer, constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the availability of specific performance and other equitable remedies (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(f) SHARES. The Seller holds of record and owns all of the Shares, free and clear of all liens, security interests, restrictions, pledges, claims and encumbrances of every nature. The Seller is not a party to any option, warrant, right or other contract or commitment that would require the Seller to sell any of the Shares. The Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of the Shares.

(g) NO BROKERS. Neither the Seller nor any Subsidiary has employed any broker, finder, investment banker or consultant in connection with this Agreement that would be entitled to a broker's, finder's or similar fee or commission in connection herewith.

(h) PUBLIC UTILITY HOLDING COMPANY ACT. Seller is not a "holding company" or a "subsidiary company" of a "holding company" or an affiliate of a "holding company", or an "affiliate" of a "subsidiary company" of a "holding company," in each case within the meaning of the Public Utility Holding Company Act of 1935, as amended.

5. REPRESENTATIONS AND WARRANTIES AS TO SUBSIDIARIES. The Seller hereby represents and warrants to the Buyer as of the date hereof as follows:

(a) ORGANIZATION AND EXISTENCE. Each Subsidiary is a corporation, duly organized, validly existing and in good standing under the respective laws of its state of incorporation and has all requisite power and authority to enter into and perform its obligations under this Agreement. Each Subsidiary is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions where the nature of the properties owned or leased or the activities conducted by such Subsidiary make such qualification necessary and where a failure to be so qualified would have a Material Adverse Effect on the assets, operations or financial condition of such Subsidiary. The Subsidiaries have all requisite power and authority and all licenses, permits and authorizations necessary to own, lease and operate their respective properties and to carry on their respective Businesses as such Businesses are presently being conducted, except where the failure to obtain such licenses, permits and authorizations would not have a Material Adverse Effect on the operations, assets or financial condition of the Subsidiaries, individually or collectively.

(b) CAPITALIZATION. The entire authorized capital stock of ATNG consists of Five Thousand Four Hundred (5,400) shares, of which Five Thousand Four Hundred (5,400) shares are issued and outstanding. The entire authorized capital stock of TRIGAS consists of One Thousand (1,000) shares, of which One Thousand (1,000) shares are issued and outstanding. The entire authorized capital stock of ATEMCO consists of One Thousand (1,000) shares, of which One Thousand (1,000) shares are issued and outstanding. The Seller is the owner of all of the issued and outstanding shares of each of the Subsidiaries and all such shares have been duly authorized, are validly issued, fully paid, nonassessable and free of preemptive rights. There are no outstanding or authorized options, warrants, purchase rights, subscriptions rights, conversion rights, exchange rights or other contracts or commitments that would require any Subsidiary to issue, sell or otherwise cause to become outstanding any of its capital stock.

(c) NO VIOLATION. Except as set forth in Schedule 5(c) of the Disclosure Schedule, neither the execution and delivery of this Agreement by the Seller nor the fulfillment of or compliance with the terms or provisions hereof will: (i) violate or conflict with any provision of the Articles of Incorporation or Bylaws of any Subsidiary (ii) conflict with, result in any breach or violation of, constitute a default under, give rise to a right of termination, cancellation or acceleration under or result in the creation of any lien, security interest or loss of a benefit under any contract or other agreement, mortgage, lease, license or other instrument or obligation to which any Subsidiary is a party or by which it or any of its assets is bound; or (iii) result in the violation of any provision of any applicable law, rule, regulation or ordinance or any order, decree, writ or injunction of any court, administrative agency or governmental authority by which any Subsidiary is bound.

(d) FINANCIAL STATEMENTS. The Seller has furnished Buyer with copies of the Financial Statements. The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated, except as adjusted to reflect elimination of inter-company assets and liabilities among the Seller (including any affiliates of the Seller) and the Subsidiaries which items have been reclassified as equity and except as otherwise disclosed therein, and fairly present the financial position of the Subsidiaries taken as a whole. Except as and to the extent (x) reflected or reserved against in the Financial Statements, (y) disclosed in one or more Schedules to this Agreement or (z) of liabilities and obligations incurred in the ordinary course of business since December 31, 1996, none of the Subsidiaries, as of the date of this Agreement has any material liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) which should be reflected as a liability on the Financial Statements under generally accepted accounting principles consistently applied.

(e) TAXES. Except as disclosed in Schedule 5(e) of the Disclosure Schedule, (i) all federal, state, county and local tax returns and reports, of whatever type, required to be filed by or with respect to each Subsidiary, as of the date hereof and as of the Closing Date, have been or will have been filed and all taxes (including, without limitation, penalties, interest, assessments and other charges imposed thereon) shown to be due on said returns and reports have been paid; (ii) none of the Subsidiaries is delinquent in the payment of any taxes, assessments or penalties due and payable by such entity to the United States or any other taxing authority with respect to any period ended prior to the date hereof; (iii) none of the federal income tax returns for any tax year after 1991 of any of the Subsidiaries has been audited by the Internal Revenue Service;
(iv) there are no federal, state or local tax liens upon any property or assets of any of the Subsidiaries, except for liens for taxes not yet due and payable;
(v) there are no present disputes with any taxing authority relating to taxes of any nature payable by or affecting any of the Subsidiaries; and (vi) no waivers of statutes of limitations as to any tax matters have been given or requested with respect to any Subsidiary.

(f) TITLE TO PROPERTIES. Except as otherwise specified in Schedule 5(f) of the Disclosure Schedule and except such title matters which do not have a Material Adverse Effect on the operations, assets or financial condition of the Subsidiaries, individually or collectively, each of the Subsidiaries has: (i) good and marketable title to its assets, free and clear of all liens, mortgages, security agreements, options, pledges, charges, covenants, conditions, restrictions and other encumbrances and claims of any kind or character whatsoever (other than tax liens for taxes not yet due and payable); and (ii) all rights-of-way and easements necessary to own, operate and maintain its Business as presently conducted. Except as set forth in Schedule 5(f) of the Disclosure Schedule, no person has any right, title or interest or any claim thereto in any of such properties or assets, the existence of which, either individually or in the aggregate, would prevent or impede the consummation of the transactions contemplated hereby or have a Material Adverse Effect on the operations, assets or financial condition of any of the Subsidiaries, individually or collectively.

(g) GAS PURCHASE CONTRACTS, GAS SALES CONTRACTS, GAS STORAGE CONTRACTS AND GAS TRANSPORTATION AGREEMENTS. All Gas Purchase Contracts, Gas Sales Contracts, Gas Storage Contracts and Gas Transportation Contracts to which any of the Subsidiaries is a party or is otherwise bound are listed in Schedule 5(g) of the Disclosure Schedule. Copies of all such Contracts, together with all amendments, modifications, revocations and notices pertaining thereto have been delivered or made available to Buyer. Except as set forth on Schedule 5(g) of the Disclosure Schedule, no Subsidiary is party to any arrangement under which it will be obligated, by virtue of a prepayment arrangement, a "take-or-pay" arrangement or any other arrangement, to transport or deliver hydrocarbons at some future time without then or thereafter receiving full payment therefor, or to pay for hydrocarbons or their transportation without then receiving such hydrocarbons.

(h) NO LEASES. Except as set forth in Schedule 5(h) of the Disclosure Schedule, all the equipment and real property (other than rights-of-way, licenses, permits and easements) which are material to the operations of each of the Subsidiaries is owned by such Subsidiary and not leased or rented.

(i) NO DEFAULTS. None of the Subsidiaries is in breach or default under any term or provision of any of its Contracts except where such breaches or defaults would not, either individually or in the aggregate, prevent or impede the consummation of the transactions contemplated hereby or have a Material Adverse Effect on the assets, operations or financial condition of any of the Subsidiaries. All of the Contracts are in full force and effect, and constitute legal, valid and binding obligations of the applicable Subsidiary except where the failure to be in full force and effect and legal, valid and binding would not, either individually or in the aggregate, have a Material Adverse Effect on the assets, operations or financial condition of such Subsidiary. None of the Subsidiaries has received any written notice from any other party indicating any intent to rescind or dishonor any material provision contained in any of the Contracts. Except as set forth in Schedule 5(i) of the Disclosure Schedule, none of the Subsidiaries is a party to any contract to sell any portion of its assets other than in the ordinary course of business.

(j) COMPLIANCE WITH APPLICABLE LAW. Except as set forth in Schedule 5(j) of the Disclosure Schedule, to the Seller's knowledge, the Subsidiaries are in compliance with every applicable law, rule, regulation, ordinance, license, permit and other governmental action and authority and every order, writ, and decree of every court, administrative agency or other governmental authority in connection with the ownership, operation and maintenance of their Businesses, properties and assets, except where the non-compliance with which, either individually or in the aggregate, would not prevent or impede the consummation of the transactions contemplated hereby or have a Material Adverse Effect on the operations, assets or financial condition of the Subsidiaries. All filings and notices required to be made by the Subsidiaries with the regulatory agencies of the federal government and any state, county or municipality have been made or given, except where the failure to make such filings and notices, either individually or in the aggregate, would prevent or impede the consummation of the transactions contemplated hereby or have a Material Adverse Effect on the operations, assets or financial condition of the Subsidiaries, individually or collectively.

(k) INSURANCE. The Subsidiaries maintain in effect insurance on their respective assets as described in Schedule 5(k) of the Disclosure Schedule. Such insurance policies are in full force and effect on the date hereof and will remain in effect through the Closing; provided, however, that the parties acknowledge that the Seller may cancel all or any portion of such insurance policies at Closing. None of the Subsidiaries is in default with respect to any provision contained in any insurance policy covering any portion of its assets, except where such default would not prevent or impede the consummation of the transactions contemplated hereby or have a Material Adverse Effect on the operations, assets or financial condition of the Subsidiaries, individually or collectively.

(l) LITIGATION. Except as set forth in Schedule 5(l) of the Disclosure Schedule, there are no pending suits, actions or proceedings, against or involving any of the Subsidiaries and, to the knowledge of the Seller, there are no investigations or threatened suits, actions or proceedings against or involving such Subsidiaries, except such suits, actions, proceedings or investigations which would not, either individually or in the aggregate, have a Material Adverse Effect on the operations, assets or financial condition of any of the Subsidiaries. No Subsidiary is in default with respect to any judgment, order, writ, injunction, decree or award from any court or other governmental instrumentality or arbitrator having jurisdiction over such Subsidiary which default or violation has had or will have a Material Adverse Effect on the operations, assets or financial condition of such Subsidiary.

(m) EMPLOYEE MATTERS. Except as set forth in Schedule 5(m) of the Disclosure Schedule, none of the Subsidiaries is a party to any written employment contract, brokerage commission contract or consulting contract or any union or collective bargaining contract. To the Seller's knowledge, each Subsidiary is in compliance with all laws relating to the employment of labor, including, without limitation, provisions thereof relating to wages, hours, equal opportunity and the payment of social security and other taxes where the noncompliance with which would either individually or in the aggregate have a Material Adverse Effect on the assets, operations or financial condition of the Subsidiaries. The Seller is not aware of any union organization effort, strike, walk-out, boycott, slow-down, sick-out, work stoppage or similar labor relations problem relating to the Business of any Subsidiary.

(n) PATENTS, COPYRIGHTS, TRADEMARKS, ETC. Except as set forth in Schedule 5(n) of the Disclosure Schedule, to the Seller's knowledge, the present conduct of the Business of each Subsidiary does not conflict with, infringe upon or violate the patents, trademarks, servicemarks, trade names, copyrights or trade secrets or other intangible assets of any other person or entity, and none of the Subsidiaries has received any notice of any infringement thereof, except where such conflicts, infringements and violations would not, either individually or in the aggregate, have a Material Adverse Effect on the operations, assets or financial condition of the Subsidiaries, individually or collectively.

(o) EMPLOYEE BENEFIT PLANS. All Plans are set forth in Schedule 5(o) of the Disclosure Schedule. To the Seller's knowledge, the Plans have been operated, administered and funded in compliance in all material respects with the applicable provisions of ERISA, the Code and all applicable regulations promulgated thereunder (including the minimum funding requirements of Section 302 of ERISA and Section 412 of the Code). Without limiting the generality of the foregoing:

         (i) To the Seller's knowledge, no Subsidiary has any liability with respect to any other "employee benefit plan" and has never sponsored, maintained, made or been required to make contribution to any "multi-employer plan" as such term is defined in Section 3(37) of ERISA).

         (ii) To the Seller's knowledge, no "reportable event" (as such term is defined in Section 4043(a) of ERISA) and no transaction described in Section 406 of ERISA has occurred with respect to any of the Plans.

         (iii) There are no pending claims by, against or on behalf of the Plans other than routine claims by participants and beneficiaries for benefits due and owing under the Plans.

         (iv) None of the assets of any of the Subsidiaries is subject to a lien pursuant to Section 302(f) or Section 4068 of ERISA.

         (v) To the Seller's knowledge, no Subsidiary nor any affiliate of any Subsidiary has engaged in any transaction or is a successor to or parent corporation of any party which has engaged in any transaction which would subject it to liability under Section 4069 of ERISA.

(p) ENVIRONMENTAL MATTERS. Except as set forth in Schedule 5(p) of the Disclosure Schedule, (i) to the Seller's knowledge, there are no Hazardous Substances present upon any real property owned or occupied by any Subsidiary;
(ii) to the Seller's knowledge, there has been no spill, release, discharge, dispersal, deposit, storage or disposal of any Hazardous Substances by any Subsidiary which has not been corrected; (iii) none of the Subsidiaries is subject to any order, permit or directive, directed to it as opposed to the industry in general, relating to the generation, recycling, reuse, sale, storage, handling, transport or disposal of Hazardous Substances or directing cleanup of or payment of cleanup costs of Hazardous Substances, the cost of compliance with which, either individually or in the aggregate, would have a Material Adverse Effect on the operations, assets or financial condition of such Subsidiary; (iv) there are no notices, claims, orders, directives, litigation, administrative or other proceedings, judgments or orders of which the Seller is aware relating to any Hazardous Substances or other forms of pollution relating in any way to any above-mentioned property of any Subsidiary with which such Subsidiary has not complied in all material respects, except where the cost of compliance with which, either individually or in the aggregate, would have a Material Adverse Effect on the operations, assets or financial condition of such Subsidiary; and (v) to the Seller's knowledge, no persons have been exposed to a Hazardous Material through activities, conditions, or circumstances pertaining to any of the Subsidiaries such that the Subsidiaries (or their assets) are reasonably likely to incur liability to such persons for personal injuries, damages or death resulting from such exposure.

(q) REAL PROPERTY. The Seller has no knowledge of any threatened termination or reduction of the current access to or from the real property used by any Subsidiary in its Business to existing roads or the sewer or other utility services presently serving such real property. No Subsidiary has received any notice that its real property is in violation of any zoning, laws, statutes, ordinances or building or use restrictions applicable to such real property or which prohibit the use of such real property for its current use or uses.

(r) CHANGES. Except as set forth in Schedule 5(r) of the Disclosure Schedule, since December 31, 1996 each of the
Subsidiaries has:

         (i) conducted the operation of its Business only in the ordinary course of business consistent with past practice;

         (ii) preserved its corporate existence and retained its business organization intact;

         (iii) paid all compensation and other obligations to its employees when the same were due and payable;

         (iv) not mortgaged, pledged, subjected to lien, charged, encumbered or granted a security interest in or to any of its assets;

         (v) not sold or transferred any of its assets except for sales of inventory in the ordinary course of business;

         (vi) not suffered any material damage, destruction or loss (whether or not covered by insurance) affecting its assets;

         (vii) not waived any right of substantial value; and

         (viii) not terminated any contract, agreement or arrangement with any customer or supplier or received notice of termination with respect to any such material contract, agreement or arrangement.

(s) TARIFFS. Except as set forth in Schedule 5(s) of the Disclosure Schedule, to the extent that the operations of any of the Subsidiaries are subject to a tariff approved by FERC, those operations are in compliance with each such tariff, except where such noncompliance would not have a Material Adverse Effect on the assets, operations or financial condition of the Subsidiaries taken as a whole. Seller has no knowledge of any refund claim of any customers or any refund obligation of any Subsidiary imposed under an order issued by FERC and, except as set forth in Schedule 5(s) of the Disclosure Schedule, has no knowledge of any facts or circumstances which would give rise to any such refund claim or refund obligation. Except as set forth in Schedule 5(s) hereto, there are no customer complaints pending or, to Seller's knowledge, threatened against any Subsidiary before FERC, which would, either individually or in the aggregate, have a Material Adverse Effect on the operations, assets or financial condition of the Subsidiaries taken as a whole.

(t) MATERIAL MISSTATEMENTS OR OMISSIONS. No statement, representation, warranty or covenant made by the Seller in this Agreement or in any Exhibit or Schedule to this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

(u) ASSETS OWNED. The Subsidiaries own, or have rights of way, licenses, leases, permits or easements with respect to, all of the material assets used in the Businesses or held in storage for use in the Businesses, including those described in Schedule 5(u) of the Disclosure Schedule, and they own the various other assets described or referred to in said Schedule 5(u). Other than sales or assignments to their customers and among themselves, the Subsidiaries have not sold or assigned any rights of way, licenses, leases, permits or easements, in whole or in part, or any undivided interest therein, to any parties whatsoever, except as disclosed in said Schedule 5(u).

(v) NO PARTNERSHIP. None of the Subsidiaries is a party to any partnership or joint ventures.

(w) NO CUSTOMER CURTAILMENTS. Except as set forth on Schedule 5(w) of the Disclosure Schedule, neither Seller nor any of the Subsidiaries has received written notice of any threatened or planned plant closings of customers of the Subsidiaries or the curtailment by such customers of future gas purchases by such customers from the Subsidiaries.

(x) GAS IMBALANCES. Except as accrued for on the Draft Closing Date Balance Sheet and reserved for thereon, there will be no gas imbalances as of the Closing Date for which the Subsidiaries, or any of them, shall have any liability or other obligation which is not offset by a corresponding receivable.

6. BUYER'S REPRESENTATIONS AND WARRANTIES. The Buyer hereby represents and warrants to the Seller as of the date hereof as follows:

(a) ORGANIZATION AND EXISTENCE. The Buyer is a corporation, duly organized, validly existing and in good standing under the laws of

Nevada and has all requisite power and authority to enter into and perform its obligations under this Agreement. The Buyer is duly qualified to do business and is in good standing in all jurisdictions where the nature of properties owned or leased by the Buyer or the activities conducted by the Buyer make such qualification necessary and except where a failure to be so qualified would have a Material Adverse Effect on the assets, operations or financial condition of the Seller.

(b) APPROVALS. The Buyer's execution, delivery and performance of this Agreement has been duly authorized by all necessary and other corporate action and no further corporate or other action is necessary on the part of the Buyer for it to execute and deliver this Agreement and to consummate and perform its obligations hereunder.

(c) CONSENTS. Except as set forth in Schedule 6(c) hereto, no consent, approval or authorization of, or the making of any declaration or filing with, any governmental authority or any other person is necessary in connection with the execution, delivery or performance by the Buyer of this Agreement (other than pursuant to the HSR Act), except such consents, approvals, authorizations, declarations and filings which, if not obtained or made, would not prevent or impede the consummation of the transactions contemplated hereby.

(d) NO VIOLATION. Except as set forth in Schedule 6(d) of the Disclosure Schedule, neither the execution and delivery of this Agreement by the Buyer nor the fulfillment of or compliance with the terms or provisions hereof will: (i) violate or conflict with any provision of the Articles of Incorporation or Bylaws of the Buyer, (ii) conflict with, result in any breach or violation of, constitute a default under, give rise to a right of termination, cancellation or acceleration under or result in the creation of any lien, security interest or loss of a benefit under any contract or other agreement, mortgage, lease, license or other instrument or obligation to which the Buyer is a party or by which it or any of its assets is bound, except where such conflicts, breaches, violations,defaults, terminations and other events would not, individually or in the aggregate, prevent or impede the consummation of the transactions contemplated hereby; or (iii) result in the violation of any provision of any applicable law, rule, regulation or ordinance or any order, decree, writ or injunction of any court, administrative agency or governmental authority by which the Buyer is bound, except where such violations would not prevent or impede the consummation of the transactions contemplated hereby.

(e) VALIDITY AND BINDING EFFECT. This Agreement has been duly executed and delivered on behalf of the Buyer and, assuming the valid and binding execution of this Agreement by the Seller, constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the availability of specific performance and other equitable remedies (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(f) FINANCIAL WHEREWITHAL. The Buyer has the financial ability to consummate the transactions contemplated by this Agreement.

(g) NO BROKERS. The Buyer has not employed any broker, finder, investment banker or consultant in connection with this Agreement that would be entitled to a broker's, finder's or similar fee or commission in connection herewith.

(h) MATERIAL MISSTATEMENTS OR OMISSIONS. No statement, representation, warranty or covenant made by the Buyer in this Agreement or in any Exhibit or Schedule to this Agreement, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements herein or therein in the light of circumstances under which they were made, not misleading.

(i) INVESTMENT REPRESENTATION. Buyer is purchasing the Shares for investment purposes only and not with a view to any distribution thereof in violation of the Securities Act of 1933, as amended, or any applicable state securities law. Buyer has such knowledge and experience in business and financial affairs in general, and of the Businesses of the Subsidiaries as conducted and regulated in the states where they are located in particular, as to be capable of evaluating the merits and risks of purchasing the Shares, taking into account the accuracy of the representations and warranties contained in Sections 4 and 5 hereof, and also the accuracy of any other information provided to Buyer.

7.       COVENANTS.

(a) SELLER'S COVENANTS. The Seller covenants and agrees that from and after the execution and delivery of this Agreement to and including the Closing Date:

         (i) ACCESS; DELIVERY OF DOCUMENTS. The Seller shall cause the Subsidiaries to give the Buyer and its representatives access during normal business hours and upon reasonable notice to the properties and the books and records of the Subsidiaries and shall furnish or cause to be furnished such information concerning the Subsidiaries as the Buyer may reasonably request. The Buyer agrees not to disturb the normal operations of the Subsidiaries. In addition, upon the Buyer's request, the Seller shall provide to the Buyer or cause to be provided to the Buyer copies of any and all agreements relating to the respective Businesses of the Subsidiaries. Buyer shall maintain the confidentiality of all information furnished to Buyer pursuant to this Section 7(a)(i) and, in the event this Agreement is terminated, shall return copies of any such information to Seller or, at Seller's request, shall destroy such materials.

         (ii)     CONDUCT OF BUSINESS.

                  (A) AFFIRMATIVE REQUIREMENTS. Except as otherwise contemplated by this Agreement, the Seller shall cause each of the Subsidiaries to:

                           (1) carry on its business in the ordinary course

                           (2) maintain its assets in as good working order
                  and condition as at present, ordinary wear and tear excepted;

                           (3) perform all of its obligations in all material
                  respects under agreements relating to or respecting its assets, properties and rights;

                           (4) use its good faith reasonable efforts to keep
                  in full force and effect present insurance coverage;

                           (5) use its good faith reasonable efforts (consistent
                  with its ordinary course of business) to maintain and preserve its Business intact, retain its present employees and maintain its relationships with customers and others having business relations with it;

                           (6) use its good faith reasonable efforts to
                  maintain all licenses and certifications necessary to conduct its Business; and

                           (7) respond to any reasonable inquiry by the Buyer
                  concerning the conduct and operation of its Business.

                  (B) PROHIBITIONS. Except as otherwise contemplated by this Agreement, the Seller shall cause each Subsidiary to not, without the prior written consent of the Buyer:

                           (1) enter into any material contract or commitment
                  or incur or agree to incur any material liability or indebtedness except in the ordinary course of business;

                           (2) increase in any material respect the
                  compensation payable after the date hereof to any salaried employee or agent of such Subsidiary;

                           (3) purchase, sell, assign, lease or otherwise
                  acquire, transfer or dispose of any material property or equipment, except in the ordinary course of business;

                           (4) enter into or agree to enter into any material
                  agreements or arrangements which are outside the ordinary course of business which grant any rights to purchase any of its material assets;

                           (5) except as identified in Schedule 7(a)(ii)(B)(5)
                  of the Disclosure Schedule, commit to, authorize or engage in any material capital projects or capital expenditures relating to its Business or its assets;

                           (6) merge or consolidate into or with any other
                  corporation or other entity;

                           (7) engage in any business other than the Business;

                           (8) enter into any transaction other than in the
                  ordinary course of business; or

                           (9) commit or agree to do any of the actions
                  described in Sections 7(a)(ii)(B)(1) through (8) above.

(b) CERTAIN RESTRUCTURINGS. The parties acknowledge and agree that the Seller and the Buyer shall cause the following actions to be taken with respect to the Subsidiaries:

         (i)      certain benefit plans shall be restructured as follows:

                  (1) the Atrion Thrift Plan shall be partially terminated with respect to participants employed by the Subsidiaries in accordance with the provisions of Exhibit B hereto and their account balances shall be distributed to such participants;

                  (2) the liabilities of the Subsidiaries under the Atrion Supplemental Executive Thrift Plan shall be transferred to and assumed by the Seller and certain assets of the Atrion Supplemental Executive Thrift Plan Trust shall be transferred to and accepted by a trust established by the Seller in accordance with the provisions of Exhibit C hereto;

                  (3) the Atrion Retirement Plan shall be partially terminated with respect to participants employed by the Subsidiaries in accordance with the provisions of Exhibit D hereto and their accrued benefits shall be distributed to such participants;

                  (4) the ATNG Post-Retirement, Medical and Health Voluntary Employee Benefit Association (the "VEBA") shall be continued by the Buyer as provided in Exhibit E hereto; provided, however, that on or before the Closing Date, Seller shall cause ATNG to amend such VEBA to provide that no further funding shall be made for the benefits provided under the VEBA and that, once the funds in the VEBA have been exhausted, no further benefits will be provided to retirees thereunder; and

                  (5) the liabilities of the Subsidiaries under the Atrion Supplemental Executive Retirement Plan shall be transferred to and assumed by the Seller in accordance with the provisions of Exhibit F hereto;

         (ii) the liability of ATNG for deferred director fees payable to J. Kenneth Smith shall be assumed by Seller; and

         (iii) the following assets and liabilities shall be assigned to the Seller or one of its non-Subsidiary affiliates:

                  (A) the computer equipment, software and other property listed and described on Exhibit G hereto;

                  (B) the liability for accrued and unused vacation of those persons listed on Exhibit H hereto; and

                  (C) any deferred tax assets and liabilities relating to the items assumed or assigned pursuant to this Section 7(b).

(c) AUDITED FINANCIAL STATEMENTS. Prior to Closing, Seller shall allow accountants selected by Buyer to prepare and deliver to Buyer audited balance sheets and statements of income and expense of the Subsidiaries for the fiscal years ended December 31, 1995 and December 31, 1996, at Buyer's expense. Seller shall cause the Subsidiaries to fully cooperate with such accountants and grant them such access to information as shall be reasonably necessary to perform such work.

(d) SCHEDULES. It is understood and agreed that from time to time prior to Closing the parties may deliver to one another modifications or supplements to the Schedules of the Disclosure Schedule relating to the respective parties' representations and warranties; provided, however, except as provided in the following sentence, no such modification or supplement will affect the rights or obligations of the parties to this Agreement (including without limitation a party's rights to terminate this Agreement if the other party fails to meet the condition that its representations and warranties be true and correct in all material respects without such modification or supplement having been made) until after the Closing Date. Notwithstanding any other provision hereof, if the Closing occurs, any such supplement or amendment of any Schedule will be effective to cure and correct for indemnification purposes (but only for such purposes) any breach of any representation, warranty or covenant that would have existed by reason of such party not having made such supplement or amendment.

(e) FULFILLMENT OF CONDITIONS. Each of the parties shall use its good faith reasonable efforts to satisfy the conditions to the closing of the transactions contemplated hereby, including, without limitation, complying promptly with all requirements of the HSR Act.

(f) STOCKHOLDER APPROVAL. Seller shall call a meeting of its stockholders to consider approval of this Agreement and the transactions contemplated hereby, which meeting shall be held as soon as reasonably practicable after the execution of this Agreement.

8. CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS TO CLOSE. The obligations of the Buyer under this Agreement with respect to the purchase and sale of the Shares shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

(a) REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects when made and as of the Closing Date as if made on such date. The parties acknowledge and agree that the dollar limitation in the definition of the term "Material Adverse Effect" shall not be taken into account and shall have no relevance in determining whether said representations and warranties are true and correct in all material respects.

(b) COVENANTS. The Seller shall have complied with and performed in all material respects all of the agreements, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) LEGAL OPINION. The Buyer shall have been furnished with an opinion of the Seller's counsel, dated the Closing Date, in the form of Exhibit I attached hereto.

(d) DELIVERIES OF CONSENTS. The Seller shall have delivered to the Buyer such instruments, consents and approvals of third parties as are necessary to consummate the transactions contemplated by this Agreement.

(e) NO LITIGATION. There shall not have been instituted by any creditor of the Seller or other third party any suit or proceeding to restrain or invalidate this transaction which would involve expense or lapse of time that would be materially adverse to the Buyer's interest.

(f) NO MATERIAL ADVERSE CHANGE. There shall not have occurred (after the date hereof) any material adverse change, whether or not covered by insurance, in the operations, assets or financial condition of the Subsidiaries, individually or collectively.

(g) OFFICERS' CERTIFICATES. At the Closing, the Seller shall have furnished to the Buyer a certificate dated the Closing Date signed by the Chief Executive Officer and the Chief Financial Officer of the Seller, the Controller, the Vice President of Operations and Engineering, and the Vice President of Regulatory Affairs and Customer Service of ATNG and the President of ATEMCO to the effect that all of the representations and warranties of the Seller contained in the Agreement remain in all material respects true and correct as of the Closing Date after taking into account any modifications or supplements to the Schedules hereto delivered by the Seller to the Buyer and that the Seller has performed and satisfied in all material respects all covenants and conditions required by this Agreement to be performed or satisfied by the Seller on or prior to Closing.

(h) REGULATORY APPROVALS. All regulatory approvals shall have been obtained and all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated by the parties.

(i)      RESIGNATIONS.   The Buyer shall have received the resignations
of the officers and directors of the Subsidiaries set forth on
Schedule 8(i) of the Disclosure Schedule.

(j) STOCKHOLDER APPROVAL. The stockholders of the Seller shall have approved this Agreement and the transactions contemplated hereby.

9. CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE. The obligations of the Seller under this Agreement with respect to the purchase and sale of the Shares shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

(a) REPRESENTATIONS AND WARRANTIES. All of the representations and warranties by the Buyer contained in this Agreement shall be true and correct in all material respects when made and as of the Closing Date as if made on such date.

(b) COVENANTS. The Buyer shall have complied with and performed in all material respects all of the agreements, payments, assumptions, covenants and conditions required by this Agreement to be performed and complied with by it on or prior to the Closing Date.

(c) LEGAL OPINION. The Seller shall have been furnished with an opinion of the Buyer's counsel, dated the Closing Date, in the form of Exhibit J attached hereto.

(d) NO LITIGATION. There shall not have been instituted by any creditor or stockholder of the Buyer any suit or proceeding to restrain or invalidate this transaction which would involve expense or lapse of time that would be materially adverse to the Seller's interest. In addition, there shall not have been instituted by any third party any suit or proceeding to restrain or invalidate this transaction which would involve expense or lapse of time that would be materially adverse to the Seller's interest.

(e) OFFICER'S CERTIFICATE. At the Closing, the Buyer shall have furnished to the Seller a certificate dated the Closing Date signed by the Chief Executive Officer, the Chief Financial Officer, and the Vice President of Operations of the Buyer to the effect that all of the representations and warranties of the Buyer, contained in the Agreement remain in all material respects true and correct as of the Closing Date after taking into account any modifications or supplements to the Schedules hereto delivered by the Buyer to the Seller and that the Buyer has performed and satisfied in all material respects all covenants and conditions required by this Agreement to be performed or satisfied on or prior to Closing.

(f) REGULATORY APPROVALS. All regulatory approvals shall have been obtained and all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated by the parties.

(g)      STOCKHOLDER APPROVAL.   The stockholders of the Seller shall
have approved this Agreement and the transactions contemplated hereby.

10. CLOSING. The Closing shall be held at the offices of Berkowitz, Lefkovits, Isom & Kushner, A Professional Corporation, at 1600 SouthTrust Tower, Birmingham, Alabama at 10:00 a.m. local time on the third business day following the date on which all the conditions specified in Sections 8(h) and 8(j) hereof shall have been satisfied or on such other date as the parties hereto shall mutually agree (the "Closing Date"). For all purposes hereof, the Closing of the purchase and the sale of the Shares and the transfer of the benefits and burdens of ownership thereof shall be deemed to occur at 9:00 a.m. Central Time on the Closing Date.

11.      TRANSACTIONS AT CLOSING.

(a) DELIVERIES BY THE SELLERS TO THE BUYER. At the Closing, the Seller shall deliver (or cause to be delivered) the following to the Buyer:

         (i) stock certificates evidencing the Shares duly endorsed for transfer to the Buyer or accompanied by appropriate assignment documents;

         (ii) resolutions of the Board of Directors and stockholders of the Seller certified as true and correct by the Secretary of the Seller, authorizing and approving the execution of this Agreement by the Seller and the sale and delivery of the Shares;

         (iii) the legal opinion of the Seller's legal counsel;

         (iv) consents and approvals with respect to the transfer of the Shares, if any;

         (v) certificate of the applicable officers of the Seller and the Subsidiaries dated the Closing Date, as described in Section
8(g) hereof; and

         (vi) the pipeline agreements attached as Exhibit K; and

         (vii) Certificates of Good Standing as to Seller and the Subsidiaries for their respective states of incorporation, and Certificates of Good Standing as to the Subsidiaries for those states in which the Subsidiaries are qualified to do business.

(b) DELIVERIES BY THE BUYER TO THE SELLERS. At the Closing, the Buyer shall deliver (or cause to be delivered) the following to the
Seller:

         (i) by wire transfer to Seller's account an amount of cash equal to the Preliminary Purchase Price, less the Escrow Deposit, as described in Section 3(a) hereof;

         (ii) resolutions of the Board of Directors of the Buyer, certified as true and correct by the Secretary of the Buyer, authorizing and approving the execution of this Agreement by the Buyer and the purchase of the Shares;

         (iii)  the legal opinion of counsel for the Buyer;

         (iv) certificate of the officers of the Buyer dated the Closing Date, as described in Section 9(e) hereof; and

         (v)  the pipeline agreements attached as Exhibit K.

(c) DELIVERIES BY THE SELLER, BUYER AND SUBSIDIARIES. The parties shall cause all of the notices and other documents described in Sections 16(g) and 16(h) to be delivered to the appropriate parties.

12.      TERMINATION RIGHTS.

(a) TERMINATION. In addition to the termination rights provided in Section 19 hereof, this Agreement may be terminated by the Seller if the Board of Directors of the Seller receives a proposal to purchase the Shares or substantially all of the assets of the Subsidiaries (an "Acquisition Proposal") and the Seller notifies the Buyer in writing of all the material terms, conditions and other provisions of the Acquisition Proposal and that the Seller desires to consider acceptance of such proposal and Buyer does not make, within ten (10) business days following receipt of the Seller's notice, an offer which the Board of Directors of the Seller believes, in good faith, to be at least as favorable to the stockholders of the Seller as said Acquisition Proposal (the "Fiduciary Out"). In addition to the Fiduciary Out and any termination rights granted to the parties elsewhere in this Agreement, this Agreement may be terminated by either the Buyer or the Seller upon written notice to the other party if (i) the stockholders of the Seller at a stockholders meeting held to consider such approval do not approve this Agreement; or (ii) provided the terminating party is not then in breach of any provision of this Agreement, upon the occurrence of any of the following:

(A) If on the Closing Date any of the conditions precedent to the obligations of the terminating party set forth in this Agreement have not been satisfied or waived in writing; or

(B) If the Closing does not occur on or before July 3, 1997.

(b) EFFECT OF TERMINATION. In the event this Agreement is terminated, the Escrow Deposit shall be paid as provided in Section 3(a). In addition, in the event this Agreement is terminated due to the exercise of the Fiduciary Out or the failure of the stockholders of the Seller to approve this transaction at a stockholders meeting held to consider such approval and in these events only, then, within five (5) business days following termination, the Seller shall pay to the Buyer, in cash, the sum of Two Million Dollars ($2,000,000). The only liability of Seller to Buyer in the event of any termination of this Agreement shall be the payment of the foregoing sum as provided in this Section 12(b).

13.      INDEMNITY.

(a) BY THE SELLER. The Seller agrees to indemnify and hold the Buyer and the Subsidiaries harmless against and shall reimburse the Buyer and the Subsidiaries for any and all Damages which arise from any of the following (provided, however, that Seller shall not be required to reimburse more than one party for any item of Damage):

         (i) the breach of any representation, warranty, agreement or covenant of the Seller contained in this Agreement (including any Exhibit or Schedule hereto); and

         (ii) all actual, alleged, claimed or purported liabilities and obligations of the Seller and the Subsidiaries and all claims and demands made in respect thereof, whether known or unknown, whether arising out of contract, tort, misrepresentation, strict liability, violations of environmental laws or waste management practices, or violation of any other laws or otherwise relating to, or arising from the ownership, operation or control of the Businesses prior to Closing except those which are reflected or reserved against on the Closing Date Balance Sheet.

(b) BY BUYER. The Buyer agrees to indemnify and hold the Seller harmless against and shall reimburse the Seller for any and all Damages which arise from any of the following:

         (i) the breach of any representation, warranty, agreement or covenant of the Buyer contained in this Agreement (including any Exhibit or Schedule hereto);

         (ii) all actual, alleged, claimed or purported liabilities and obligations of the Subsidiaries which are reflected or reserved against on the Closing Date Balance Sheet; and

         (iii) all actual, alleged, claimed or purported liabilities and obligations of the Buyer and the Subsidiaries and all claims and demands made in respect thereof, whether known or unknown, whether arising out of contract, tort, misrepresentation, strict liability, violations of environmental laws or waste management practices or violation of any other laws or otherwise relating to, or arising from the ownership, operation or control of the Businesses following Closing.

(c)      LIMITATIONS.

         (i) ON SELLER'S INDEMNIFICATION. Except as hereafter provided, in no case shall the Seller's liability to make indemnification payments to the Buyer ("Indemnification Payments") under the foregoing provisions of this Section 13 exceed, in the aggregate, Ten Million Dollars ($10,000,000) and, except as hereinafter provided, the liability to make indemnification payments shall expire as to any item that is not the subject of a claim made within eighteen
(18) calendar months immediately following the Closing Date; provided, however, that such time limitation shall not apply to covenants or agreements required to be performed following Closing. Notwithstanding any provision contained herein, the Buyer shall only be entitled to Indemnification Payments to the extent that the aggregate Damages incurred by the Buyer exceed Five Hundred Thousand Dollars ($500,000) and then only to the extent of such excess; provided, however, that the foregoing dollar threshold and limitation shall not apply to any Indemnification Payments arising out of state sales taxes, federal income taxes or state income or income-based taxes and, provided further, that claims with respect to state sales taxes, federal income taxes and state income or income-based taxes may be made within the applicable statute of limitations respecting such tax matters.

         (ii) ON BUYER'S INDEMNIFICATION. In no case shall the Buyer's liability to make indemnification payments to the Seller with respect to breaches of the Buyer's representations and warranties contained in Section 6 hereof exceed, in the aggregate, Ten Million Dollars ($10,000,000) and the foregoing indemnification obligation with respect to breaches of the Buyer's representations and warranties contained in Section 6 hereof shall expire as to any item that is not the subject of a claim made within eighteen (18) calendar months immediately following the Closing Date. Notwithstanding any provision contained herein, the Seller shall only be entitled to indemnification payments with respect to breaches of the Buyer's representations and warranties contained in Section 6 hereof to the extent that the aggregate Damages incurred by the Seller exceed Five Hundred Thousand Dollars ($500,000) and then only to the extent of such excess.

(d) INDEMNIFICATION PROCEDURE. Promptly after an indemnified party becomes aware of an Indemnification Claim, such indemnified party shall, if a claim in respect thereof is to be made against any party, give written notice to the latter of the nature of the Indemnification Claim. In case any such Indemnification Claim involves a Third Party Claim, the indemnified party shall give the indemnifying party notice within thirty (30) days following its receipt of notice of such Third Party Claim. The indemnifying party shall, following notice and consultation with the indemnified party (i) defend against any such claim or litigation in such manner as it may deem appropriate with legal counsel of its choice and (ii) compromise or settle such litigation or claim on such terms as is approved by the indemnified party such approval not to be unreasonably withheld. The indemnifying party shall be responsible for and shall pay in accordance with the parameters specified in this Section 13, the amount of all liabilities, damages, costs of settlement, fees, costs and expenses, including attorney's fees, incurred in connection with the defense against, investigation of and settlement of any such claim or litigation. If no settlement of any such claim is made, the indemnifying party will satisfy any judgment rendered with respect to such claim or in such litigation before the indemnified party is required to do so, and will pay, in accordance with the parameters specified in this Section 13, all costs and expenses, incurred by the indemnified party with respect thereto. The indemnified party shall cooperate with the indemnifying party with respect to any such defense.

(e) ATTORNEYS FEES. Subject to the limitations and in accordance with the procedures of this Section 13, the indemnified party may recover attorneys fees from the indemnifying party in connection with any Third Party Claims made against such indemnified party. Notwithstanding the foregoing, the indemnifying party shall not be liable for any attorneys' fees incurred by the indemnified party in connection with a Third Party Claim once the indemnifying party has assumed the defense of such Third Party Claim. With respect to any other claims which an indemnified party may have against an indemnifying party pursuant to this Section 13, such indemnified party shall not be entitled to recover attorneys fees.

(f) INSURANCE. The Seller shall not be required to indemnify the Buyer for any Damages to the extent the Buyer has insurance which actually pays for such Damages; provided, however, that Buyer shall promptly make claims and seek payment of such proceeds.

(g) EXCLUSIVE REMEDY. Notwithstanding any provision of this Agreement to the contrary, the sole remedy of a party for any breach of any of the representations, warranties or covenants contained in this Agreement or any claim relating to the ownership or operation of the respective Businesses of the Subsidiaries shall be to exercise the rights under this Section 13, which shall be subject to the procedures and limitations set forth in this Section 13, excluding, however, any cause of action for specific performance.

14. SPECIFIC PERFORMANCE. The parties acknowledge that they will be irreparably damaged in the event this Agreement is not specifically enforced. In the event of any controversy concerning any provision of this Agreement the same shall be enforceable in a court of equity or by decree of specific performance or by temporary or permanent injunction or any other legal or equitable remedy, without the necessity of showing actual damages or furnishing a bond or other security. Except as otherwise expressly provided in this Agreement, such remedy shall, however, be cumulative and not exclusive, and shall be in addition to any other remedy the aggrieved party may have. Notwithstanding the foregoing provisions, if Seller shall terminate this Agreement and be entitled to receive the Escrow Deposit, Seller shall not be entitled to specific performance, damages, or any other right or remedy against Buyer for Buyer's breach of any covenants, representations or warranties or for any other matter or thing pertaining to this Agreement, it being expressly understood and agreed that the Escrow Deposit shall be agreed liquidated damages for any and all such causes of action against Buyer.

15. PUBLIC ANNOUNCEMENTS. The parties shall issue a joint press release or, at the election of the parties, separate press releases mutually-acceptable to the parties, announcing the execution and delivery of this Agreement and the closing of the transaction contemplated hereby. Except for any such press releases, the parties shall not issue or make any press release or make any public statement prior to or in connection with the Closing (the "Public Announcements") with respect to this Agreement or the transactions contemplated hereby without the other party's prior written consent except as may be required by law in the opinion of such party's counsel. In the event the foregoing exception is applicable, no Public Announcement will be made without written notice and a copy of the proposed Public Announcements being provided to the other parties to this Agreement no less than three

(3) business days prior to the issuance of such Public
Announcements.

16.      POST-CLOSING COVENANTS.

(a) NECESSARY ACTION. From time to time after the Closing Date, the Seller shall, if requested by the Buyer, take such actions and make, execute and deliver to the Buyer such additional instruments of transfer, as may be necessary or proper to (i) transfer the Shares to the Buyer; and (ii) consummate the transactions contemplated hereby. Notwithstanding the foregoing and except as otherwise provided in this Agreement, the Seller shall not be responsible for any filing fees or other payments which may be required by third parties in consummating the transactions contemplated hereby.

(b) ACCESS TO BOOKS AND RECORDS. Following Closing and for ten (10) years thereafter, the Seller shall have the right to review any records transferred to the Buyer pursuant hereto which relate to the Businesses, upon reasonable notice to the Buyer during normal business hours and to copy the same at the sole expense of the Seller.

(c) RIGHTS OF WAY. Buyer shall grant to Seller certain limited license rights on ATNG's rights of way and easements and Buyer shall maintain AlaTenn Pipeline Company, Inc.'s existing right-of-way and properties with respect to its gaseous-oxygen pipeline as set forth in the pipeline agreements attached hereto as Exhibit K.

(d) SEVERANCE POLICY. Buyer shall provide severance benefits to the full-time employees of ATNG as of the Closing Date (other than Jerry Howard, Jeffery Strickland and George Petty) as provided on Exhibit L hereto for any such employee terminated during the twelve (12) month period following Closing; provided, however, that if any employee of a Subsidiary refuses a transfer to a job at another location of the business of the Buyer or any of its affiliates (provided such transfer is made by Buyer in good faith and the job entails the same responsibilities and provides the same or greater base salary), then the Buyer shall not be obligated to honor such severance obligation with respect to such employee. Seller shall reimburse the Buyer for fifty percent (50%) of such severance benefits paid to any such employee promptly upon receipt of an invoice for the same, said reimbursement not to exceed, in the aggregate, Fifty Thousand Dollars ($50,000) for all severed employees. Notwithstanding the foregoing, in the event any such employee becomes an employee of Seller or any affiliate of Seller within six (6) months following termination of such employee's employment with the applicable Subsidiary, then the Seller shall promptly reimburse to Buyer, upon receipt of an invoice therefor, an amount equal to the portion of the unreimbursed severance benefits paid or to be paid to such employee by the Buyer. Reimbursements made to Buyer pursuant to the immediately preceding sentence shall be without regard to the Fifty Thousand Dollar ($50,000) limitation and such reimbursements shall not be counted toward the accumulation of such dollar limitation.

(e) OFFICE SPACE. For a period of six (6) months following Closing, Buyer shall provide Seller with office space, office equipment, personnel and access to equipment, all as more particularly described on Exhibit M hereto.

(f) GUARANTEED OBLIGATIONS. Buyer shall cause the Subsidiaries to satisfy or fulfill all obligations of the Subsidiaries which are guaranteed by Seller when such obligations are required to be satisfied or fulfilled.

(g) SPECIAL ACCOUNT. The parties acknowledge that Seller has guaranteed obligations of the Subsidiaries under certain Gas Purchase Contracts, Gas Sales Contracts and Gas Transportation Contracts, which Guaranties are listed on
Schedule 16(g) hereto (the "Guaranties"). Prior to Closing, Buyer and Seller shall cause the Subsidiaries to establish a separate corporate bank account with Compass Bank (the "Special Account"). From and after the Closing the Buyer shall cause all collections of accounts receivable of the Subsidiaries with respect to their sales of natural gas purchased under the Gas Purchase Contracts or transported under Gas Transportation Contracts which at such time remain under the Guaranties to be paid into the Subsidiaries' existing accounts at Compass Bank (the "Bank") and to be transferred on a daily basis from the Bank to the Special Account. At Closing, Seller, Buyer and the Subsidiaries shall provide
(a) to the Subsidiaries' customers to which natural gas is sold or for whom it is transported, irrevocable written instructions to make payments therefor to the Subsidiaries' accounts at the Bank until otherwise instructed in writing by Seller and Buyer, and (b) to the Bank, irrevocable written instructions to transfer all funds in the Subsidiaries' accounts at the Bank to the Special Account on a daily basis until otherwise instructed in writing by Seller and Buyer. Funds in the Special Account shall be used to pay only the obligations under the Gas Purchase Contracts and Gas Transportation

Contracts except that the Buyer shall have the right to withdraw monthly for its own uses from such account the amount by which the parties agree the revenues from sales of gas purchased or transported under the Gas Purchase Contracts or Gas Transportation Contracts exceed the payment obligations under the Gas Purchase Contracts and Gas Transportation Contracts for such month. All payments from the Special Account shall be applied to such obligations in chronological order based on the respective due dates thereof; PROVIDED, HOWEVER, that all such payables shall be paid as soon as possible after receipt of invoices therefor if funds are available in the Special Account. Nothing contained herein shall be construed as a limitation on the Buyer's and the Subsidiaries' obligations to pay said obligations. The Special Account shall be closed (and any balance remaining therein transferred to such other Buyer account or accounts as may be specified by Buyer), and Seller shall, at Buyer's request, sign any joint notification requested by Buyer instructing the Bank or any customer of Buyer either to make payment or transfer funds or take other action relating to Buyer's funds other than as described above, upon the later of (i) the full payment of the obligations under the Gas Purchase Contracts and Gas Transportation Contracts and (ii) termination of all Guaranties. Seller shall have the right to audit and review all accounts, books and records relating to the Special Account during normal business hours and upon reasonable notice, to confirm Buyer's compliance with terms hereof. At Closing, Seller and Buyer shall cause the Subsidiaries to execute and deliver a Security Agreement pursuant to which Subsidiaries shall grant a security interest in the Special Account to secure the payment and performance by the Subsidiaries of their obligations under the applicable Gas Purchase Contracts and Gas Transportation Contracts. Such Security Agreement shall be in form and substance reasonably acceptable to Seller and shall provide that upon default Seller shall have all rights and remedies of a secured party under the Uniform Commercial Code in effect in the applicable jurisdiction, and that the Subsidiaries shall cooperate in giving the Bank appropriate notice of existence of such security interest and the Subsidiaries shall otherwise take any and all actions (including the filing of appropriate financing statements) reasonably required by Seller to perfect such security interest.

(h) TERMINATION OF GAS CONTRACTS. Buyer agrees to use its good faith reasonable efforts following the Closing to obtain the release of Seller from any Guaranty with respect to any of the Gas
Purchase Contracts, Gas Sales Contracts or Gas Transportation
Contracts which have terms extending beyond the Closing. In the event any such Guaranty is still in effect ninety (90) days after the Closing, Buyer shall cause the applicable Subsidiary to terminate the applicable Gas Purchase Contract or Gas Transportation Contract (if such Gas Transportation Contract is terminable) at the end of such ninety-day period or purchase or transport no additional gas thereunder so long as such Guaranty remains in effect. At Closing, Buyer and Seller shall cause each applicable Subsidiary to grant to Seller an irrevocable power of attorney giving Seller the right and power to terminate such Gas Purchase Contracts or Gas Transportation Contracts or cause no gas to be purchased or transported thereunder, on behalf of such Subsidiary, at the end of such ninety (90)-day period. At Closing and therafter, Buyer shall assume and perform all of Seller's obligations under the Agreement dated as of January 26, 1990 by and among Champion International Corporation, ATEMCO and TRIGAS and Seller.

17.      TAXES.

(a) OBLIGATIONS REGARDING TAXES. Seller shall cause each Subsidiary to be included in the respective consolidated federal income tax returns of the applicable affiliated group of corporations which includes Seller (and the income tax returns of any foreign, state or local taxing jurisdiction that requires consolidated or combined income tax returns of affiliated groups of corporations), for all periods ending on or before the Closing Date and will timely file such returns and pay all taxes shown to be due thereon. For states where short-period tax returns due to a change in ownership are required and the state income tax year closes as a result of the sale of subsidiary stock with respect to which a 338(h)(10) election is made, Seller will file the appropriate state tax return for the applicable Subsidiary and pay the applicable taxes for the period beginning with the beginning of the tax year through and including the Closing Date. In states where short- period tax returns due to a change in ownership are not allowed and the state income tax year does not close as a result of the sale of the subsidiary stock with respect to which a 338(h)(10) election is made, Seller shall prepare proforma federal and state returns which report the taxable income from operations and gain from the sale from the beginning of the Subsidiary's tax year through and including the Closing Date, and pay to the Buyer the amount that would otherwise be due if the state required a short-period return. Buyer shall have the opportunity to review such pro forma returns for a period of twenty (20) days. Buyer shall be responsible for and shall prepare and file all tax returns and pay all taxes with respect to the Subsidiaries for all periods following the Closing Date. Each party shall cooperate with the other and grant the other access to information as shall be reasonably necessary to prepare and file such returns.

(b) SECTION 338(H)(10) ELECTION. Seller and Buyer agree that Buyer may elect that the parties should make one or more timely and effective elections under
Section 338(h)(10) of the Code (the "Section 338(h)(10) Election"). Upon written notice by Buyer to Seller that the Section 338(h)(10) Election is to be made, Seller agrees to cause the "common parent" (as defined in Section 1504 of the Code) of the "affiliated group" (as defined in Section 1504 of the Code) that includes the Seller and the Subsidiaries for the taxable period that includes the Closing Date to join in the Section 338(h)(10) Election. Buyer agrees to join in the Section 338(h)(10) Election. If Buyer elects to make a Section 338(h)(10) Election, Buyer will cause to be filed one or more fully executed Forms 8023 on or before the time and in the place and manner provided by the United States Treasury regulations under Section 338 of the Code, and will provide notice of such filing to Seller. As soon as practicable after Buyer elects to make a Section 338(h)(10) Election, Buyer and Seller shall allocate the modified aggregate deemed sales price and the adjusted grossed-up basis resulting from the Section 338(h)(10) Election in the manner set forth on Exhibit N hereto and the parties shall use such allocation for all federal, state and local income tax reporting purposes. The Buyer shall be liable for any and all liability for any taxes arising, directly or indirectly, from a liquidation, merger, sale or other disposition of any of the properties and/or assets of the Subsidiaries subsequent to the Closing Date, or from an actual or deemed election pursuant to Section 338 of the Code with respect to the Subsidiaries or their respective properties and/or assets, other than any liability for taxes arising from a properly filed Section 338(h)(10) Election. Anything to the contrary in this Agreement notwithstanding, the parties' covenants, agreements, rights and obligations with respect to any tax covered by this Section 17(b) shall survive the Closing and shall not terminate until twenty (20) business days after the expiration of all statutes of limitations (including any and all extensions thereof) applicable to such tax or the assessment thereof, and any claim for indemnification against claims resulting from or arising out of the breach of any such covenant or agreement shall be made, if at all, prior to the expiration of such period.

18. ARBITRATION. The parties acknowledge and agree that this Agreement and the performance of the transactions contemplated hereby evidence transactions which involve a substantial nexus with interstate commerce. Accordingly, any dispute, controversy or claim of any kind or nature which may arise between the parties (including any dispute, controversy or claim relating to the validity of this arbitration clause) with respect to this Agreement or the transactions contemplated hereby, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Such arbitration proceedings shall be held in Birmingham, Alabama, and shall be heard by an arbitrator mutually agreeable to the Seller and the Buyer and, to the extent practicable, who is knowledgeable and experienced in the type of matter that is the subject of the dispute. If the parties are unable to agree on an arbitrator, then the arbitrator shall be selected by the American Arbitration Association. The parties understand and agree that the decision of the arbitrator shall be final and binding upon both the Seller and the Buyer, and that the arbitrator shall have all powers provided by law, and may award any legal or equitable relief, including, without limitation, money damages, declaratory relief and injunctive relief; provided, however, that the arbitrator's authority to award money damages shall be limited to those falling within the definition of Damages. The arbitrator shall charge all fees and expenses of the arbitration equally to the parties, except that each party shall bear and pay all of its own attorneys' fees, accountants' fees, expert witness fees and other fees and costs incurred by it in connection with its preparation for and participation in the arbitration.

19. CASUALTY LOSSES. The Seller assumes all risk of loss, damage or destruction to the physical assets of the Subsidiaries due to fire or other casualty up to and including the Closing Date. In the event that there shall have been suffered, between the date hereof and the Closing Date, damage to or destruction to the physical assets of the Subsidiaries the cost of repairs or replacement of which the Buyer reasonably determines to be in an amount greater than Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000), then the Buyer may elect promptly after receiving all relevant facts regarding such occurrence (i) to terminate this Agreement by giving written notice of such termination to the Seller, or (ii) to waive such breach and consummate this Agreement, in which case then at the Closing all claims to insurance proceeds or other rights of the Seller against third parties arising from such casualty or loss shall (to the extent assignable) be separately assigned by the Seller to the Buyer at the Closing. To the extent not so assignable, such claims may be pursued by the Buyer, for its own account and benefit, in the name of the Seller or, alternatively, the Buyer may elect to reduce the Purchase Price by the amount of such loss.

20. PROHIBITED ACTIVITIES OF SELLER. In order to protect the goodwill and business interests of the Subsidiaries following the Closing, Seller covenants and agrees that it and its affiliates, now or hereafter existing, will not:

         (a) directly or indirectly, request or advise any party to any gas sales, purchase or transportation contract, now or hereafter existing, with any of the Subsidiaries, to withdraw, curtail or cancel any service to or from such Subsidiary under the terms of any such contract;

         (b) aid, abet or otherwise assist any person, firm, or corporation seeking to interfere with the Subsidiaries' relationship with the parties to, or the terms, of any gas sales, purchase or transportation contract, now or hereafter existing, with any of the Subsidiaries;

         (c) without the approval of the Chief Executive Officer of the Buyer, directly or indirectly, induce or attempt to influence any employee of the Subsidiaries to leave or terminate his employment; or

         (d) acting alone or in conjunction with others, directly or indirectly, in any of the states of Alabama, Tennessee and Mississippi for a period of three
(3) years from the Closing Date, engage in any businesses in competition with the businesses presently conducted by the Subsidiaries, whether for its own account or for others, other than Central Gas Company's transporting and selling of gas to the city of Florence, Alabama through its existing interconnect with Tennessee Gas Pipeline and Tennessee River Development Company's transporting and selling of gas to the city of Florence, Alabama through its existing interconnect with Texas Eastern Transmission Company.

21.      MISCELLANEOUS.

(a) NOTICES. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, and addressed to the party to whom such notice relates at the following addresses:

         IF TO SELLER                      ATRION CORPORATION
                                           3230 Second Street
                                           Muscle Shoals, Alabama  35662-3809

         With a Copy to:                   Berkowitz, Lefkovits, Isom & Kushner
                                           A Professional Corporation
                                           1600 SouthTrust Tower
                                           Birmingham, Alabama 35203
                                           Attention:  B.G. Minisman, Jr.

         IF TO BUYER:                      MIDCOAST ENERGY RESOURCES, INC.
                                 1100 Louisiana
                                   Suite 2950
                              Houston, Texas 77002

         With a Copy to:                             Ronald L. Chachere, Esq.
                                    Suite 970
                             Mercantile Tower MT115
                           Corpus Christi, Texas 78477

or at such alternative addresses as may be specified by the parties by notice given in the manner provided herein.

(b) BINDING EFFECT. All agreements made and entered into in connection with this transaction shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns. No assignment of any right, title, interest or obligation hereunder shall be effective unless approved in writing by all of the other parties to this Agreement; provided, however, that Buyer shall be permitted to assign this Agreement, including its rights and obligations hereunder, to Midcoast Holdings No. One, Inc., provided further, however, that Buyer shall not be released from any liabilities or obligations hereunder as a result of such assignment.

(c) EXPENSES. Except as otherwise provided in Section 13 hereof, each of the parties hereto shall each bear its own expenses and costs, including the fees of any attorney retained by it, incurred in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby.

(d) MERGER. This Agreement, along with the Exhibits and Schedules referred to herein merges all previous negotiations between the parties hereto and constitutes the entire agreement and understanding between the parties with respect to the subject matter of this Agreement. No alteration, modification or change of this Agreement shall be valid except by an agreement in writing executed by the parties hereto.

(e) WAIVER. No failure or delay by any party hereto in exercising any right, power or privilege hereunder (and no course of dealing between or among any of the parties) shall operate as a waiver of any such right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default. No single or partial exercise of any such right, power or privilege shall preclude the further or full exercise thereof. No waiver of any right, power or privilege hereunder shall be enforceable unless in writing and executed by the party against whom such enforcement is sought. The waiver by any party hereto of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

(f) COUNTERPART EXECUTION. This Agreement may be executed and delivered by telecopy and may be executed in two (2) or more counterparts, each of which when so executed shall be an original, but all of which together shall constitute one agreement.

(g) GOVERNING LAW. This Agreement shall be construed and enforceable in accordance with, and be governed by, the internal laws of the State of Alabama without regard to the principles of conflicts of laws.

(h) SURVIVAL OF WARRANTIES, REPRESENTATIONS, AND AGREEMENTS. Except as otherwise provided herein, the representations, warranties, agreements and indemnifications of the Seller and the Buyer contained in this Agreement shall not be discharged or dissolved upon, but shall survive the Closing, subject to the limitations specified in Section 13 hereof, and shall be unaffected by any investigation made by any party at any time.

(i) INCLUDING. Wherever terms such as "include" or "including" are used in this Agreement, they shall mean include or including without limiting the generality of any description or word preceding such term.

(j) GENDER. Throughout this Agreement, wherever the context so permits, the masculine gender shall be deemed to include the feminine gender and vice versa, and both shall be deemed to include the neuter and vice-versa, and the singular shall be deemed to include the plural and vice-versa.

(k) CAPTIONS. The captions or headings in this Agreement are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Agreement.

(l) KNOWLEDGE DEFINED. The phrases, "knowledge," "to the knowledge" or similar words or phrases used herein with respect to the Seller or the Subsidiaries shall mean the actual knowledge of the Chief Executive Officer and Chief Financial Officer of the Seller, the Controller, the Vice President of Operations and Engineering, and Vice President of Regulatory Affairs and Customer Service of ATNG, and the President of ATEMCO, without investigation.

(m) SCHEDULES. For purposes of this Agreement, any item set forth on a Schedule of any party shall be deemed set forth on all Schedules of such party.

(n) FURTHER ASSURANCES. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, Seller and Buyer will take or cause to be taken such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, all without further consideration.

(o) SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated.

(p) NO THIRD PARTY BENEFICIARY. This Agreement does not confer upon any person not a party hereto (other than an assignee of a party hereto) any rights or remedies hereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                     SELLER:

                                                 ATRION CORPORATION


                                                 By:/S/ JERRY A. HOWARD
                                                    Its President


                                     BUYER:

                                                 MIDCOAST ENERGY RESOURCES, INC.


                                                 By:/S/ DAN C. TUTCHER
                                                    Its President